HEMISPHERX BIOPHARMA, INC.
1617 JFK Boulevard
Philadelphia, Pennsylvania 19103

August 7, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20002

Re:	Hemispherx Biopharma, Inc.
Form S-1 Registration Statement File No. 333-108645

Dear Sir or Madam:

Hemispherx Biopharma, Inc. (“Hemispherx”) hereby withdraws its Amendment No. 1 to its Registration Statement on Form S-1 (SEC File No. 333-108645) filed with the Commission on August 4, 2006.

Very truly yours,

HEMISPHERX BIOPHARMA, INC.

By:	s/Robert Peterson
Robert Peterson,
Chief Financial Officer